Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the Insulet Corporation 2000 Stock Option and Incentive Plan, the Insulet Corporation 2007 Stock Option and Incentive Plan and the Insulet Corporation 2007 Employee Stock Purchase Plan of our report dated April 3, 2007, except for Note 14, as to which the date is May 10, 2007, with respect to the consolidated financial statements of Insulet Corporation for the year ended December 31, 2006, included in its Form S-1, as amended (File No. 333-140694), as filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 11, 2007